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[The following are several articles concerning Career Education Corporation or its schools that the company plans to provide to certain stockholders beginning May 3, 2006.]

Table of Contents

“Cooking Schools Hotter Than Ever” Boston Herald, 3/8/06	Page 4

“His First Course” St. Petersburg Times, 3/22/06	Page 5

“Students Help GM Market Vehicles” The Oakland Press, 4/18/06	Page 7

“Student’s Designs Take Blue Ribbon” Atlanta Journal-Constitution,1/15/2006	Page 8

“R.I. School Caters to Students With Big Casino Dreams Gibbs College Offers A Timely Program In Gaming Operations” New London Day, 3/7/06	Page 10

“Autistic graduate prepares to take on life” Miami Herald, 4/23/06	Page 12

“Old school: Adults flock to degree programs” The Gazette, Colorado Springs, CO, 4/17/06	Page 14

“Learn to Earn; This job market can be a sure bet; Rhode Island school gets people ready to work in casinos” The Patriot Ledger, 3/11/06	Page 16

“Future chefs put their food to the test” San Antonio Express-News, 03/27/2006	Page 18

“Readers Recommend: Portland Chefs’ School Gets High Marks” Los Angeles Times, 4/9/06	Page 20

“Career schools: a no-frills path to a job” Fort Wayne News Sentinel, 4/17/06	Page 21

“Young pastry chefs are eager to serve the area’s sweet tooth” Sacramento Bee, 3/22/06	Page 23

“Le Cordon Bleu Schools Garner Top Honors at Disney Pastry Competition” Food & Beverage Close-Up, 3/2/06	Page 25

“TCA student wins Wine & Food Foundation grant” Austin Business Journal, 4/5/06	Page 26

“CIO of Career Education Corporation, Mark H. Griesbaum, Named by Computerworld as a 2006 Premier 100 IT Leader; Award recognizes executives who show exemplary technology leadership in resolving pressing business issues”
ComputerWorld, 1/06

Page 27

“Blish.com Offers Innovative Online Marketplace for Digital Content:
Career Education Corporation Subsidiary Adds New Dimension To Company’s Online Offerings”
Posted on Forbes.com, Marketwatch.com, Internet Retailer, 3/1/06

“Career Education sees halt to probe Announcement spurs 13.7% share price gain” Chicago Tribune, 4/06/06	Page 30

“Career Education Hits New 52-Week High Career Education Hits Fresh 52-Week High After Analyst Upgrade Citing Favorable Regulatory Actions” Yahoo Finance, Associated Press, 4/05/06	Page 32

“Career Education Corp Adopts Additional Measures To Strengthen Corporate Governance; Directors Vote To Declassify Bd And Enable Stockholders To Call A Special Meeting; Adopt Majority Vote Standard For Election Of Directors”
Dow Jones News Service, 2/2/06

“Career Education profit up on higher enrollment” Reuters News, 2/15/06	Page 34

Boston Herald

Cooking schools hotter than ever

Jay Fitzgerald and Donna Goodison
March 8, 2006

Area cooking schools are sizzling hot these days due to a huge surge in demand from high school students, adults wanting to make career changes and those who just want to be the Emeril of their own kitchens.

“There are people who just come in and say, ‘I’ve always wanted to cook,’ “ said Roberta Dowling, executive director of the Cambridge School of Culinary Arts.

The school has seen a nearly 90 percent enrollment increase in its part-time courses over the past two years.

Degree enrollment at Newbury College’s Roger A. Saunders School of Hotel & Restaurant Management is up 10 percent from last year, according to dean Damon Revelas. The Brookline school offers an associate’s degree in culinary arts, and a bachelor’s degree in hotel, restaurant and service management.

“If you take a look at all the hotels that are being built in Boston and the competition you see in the restaurant industry, our partners see such a need for qualified people who understand the industry,” Revelas said.

Meanwhile, Career Education Corp., which operates Le Cordon Bleu Schools of North America, senses the trend in Boston and plans to bring a new culinary school to Cambridge.

“We see a great opportunity in Boston and look forward to bringing the Le Cordon Bleu goldstandard brand name to culinary education in the Boston area,” the Hoffman Estates, Ill., company said in a statement. “We are currently awaiting the authorization to proceed with the necessary applications for the school.”

According to the U.S. Bureau of Labor Statistics, employment within the food-preparation industry is expected to grow between 9 percent and 17 percent between 2004 and 2014, with new positions created primarily due to the expansion of the family-casual dining segment.

All of that means there’s a need for more chefs, cooks, caterers and others with training.

At Rhode Island’s Johnson & Wales University, applications for the culinary arts program are up 20 percent over the past three years - and the school has decided to boost enrollment to 2,149, an increase of about 7 percent, according to school officials.

“Cooking has become respected and prestigious,” said Maureen Dumas, who, like other experts credit the late Julia Child and, more recently, chefs on the Food Network, such as Emeril “Bam!” Lagasse, for sparking interest in cooking.

“It’s not unusual to be in a (class kitchen) with a lawyer, a high-tech executive and an engineer. They just love to cook,” said Dowling.

St. Petersburg Times

TASTE

His first course

Edouardo Jordan

March 22, 2006

I am on a mission to become the best chef in America and possibly the greatest chef on this planet.

My goal is to work and train in the best kitchens in America and to learn from the masters in the industry, chefs like Frank Stitts, Alain Ducasse, Charlie Trotter, Eric Ripert and Jean-Georges Vongerichten. Then I want to travel to Europe to learn what the cutting-edge chefs are doing in Spain. But for now, after finishing my internship at Mise en Place in Tampa, my next stop is Napa Valley, Calif., and the French Laundry to study under the master himself, chef Thomas Keller, for six months.

A year ago, I made a life-changing decision and enrolled in the Orlando Culinary Academy. This after earning two degrees at a four-year university, starting a small business and managing a music artist. I was unhappy, and my dismay drove me to my real love: food.

After a rough start in my first job I began thinking about a career in the restaurant industry. I researched restaurants online and then created a Web site spotlighting my hometown restaurants. I collected recipes and wrote my own for a cookbook I still hope to publish.

Writing recipes proved one thing: I had a lot to learn about food.

Yeah, I could have gone to some big kitchen and worked my way up from dishwasher to line cook to potentially sous-chef and maybe, if my luck was right, executive chef. But who really has 50-plus hours a week to slave in someone else’s kitchen for 15 years without any guarantees? Besides, restaurants open and close every day, so who is to say how long the restaurant would be around? I took the other route and went back to school.

In a way, culinary school has become an extension of high school. Many of the students are still unsure about their career path and don’t take classes seriously, which makes the teaching process that much harder on staff.

And staff is another issue. Because of the increased interest in food and cooking, largely because of TV cooking shows, culinary programs are bursting with students. This has created an increased demand for instructors. With demand high, students will face inexperienced and passionless teachers more than they’d like.

But for me, culinary school is the only way to get to the top.

Many kitchens, at least at four- and five-star restaurants, do not have time to train new employees on culinary basics, plus they expect new employees to have at least five years of work experience or some formal training.

I was once told that making it in any career is 10 percent what you know and 90 percent who you know. That made sense to me so I used culinary school as a networking tool, in addition to learning the basics of cooking. I built a network of passionate students and key people in the industry through competitions and attending food shows.

Also sparking a fire in me is the money I spent on school. Thanks, Aunt Sallie Mae, for helping me come up with the cash.

That was money spent; now I look forward to money earned. The potential is great and I hope my schooling puts me at the top of the heap. I read online at Forbes.com that some superstar chefs earn more than $1-million a year and others average nearly $100,000 a year. So there is hope to get out of the minimum wage rut.

My advice to others thinking about going into the culinary field is to seize the opportunities. Learn under the best chefs, work hard and network. That’s my plan.

Edouardo Jordan, 25, is a 1998 graduate of Boca Ciega High School in Gulfport. He graduated in January from the Orlando Culinary Academy.

The Oakland Press

Students Help GM Market Vehicles

Tuesday, April 18, 2006

By Dave Groves

In an effort to attract new customers in countries such as Germany and China, General Motors is getting a helping hand from a Troy-based design firm.

The International Academy of Design and Technology – Detroit has established a partnership with the auto manufacturer which the students develop global interactive media kits marketing the Cadillac, Chevrolet, Hummer and Saab products. In exchange for fresh ideas they research, develop and present students receive critiques and insights from professionals working in the communications industry.

“A real-life experience is probably the best way to develop a students understanding about global communication needs,” said Peter Schade, the school’s visual communication program chairman. “Now they are more familiar with global issues. This has stretched them considerably.”

Robert C. Evans, President of the General Motors media contractor, Iconix Inc. said he was so impressed with the student’s talent that he decided to search for one to hire.

Kristy DeSantes, who expects to graduate from the International Academy of Design and Technology – Detroit in December, is now working for the company.

“I did get a lot of experience from the school because their classrooms are really run like the real world,” she said. “It’s so interesting and the teachers are really inspiring. I just try to draw from that.”

In addition to visual communication, the academy also teaches design.

Student’s Designs Take Blue Ribbon

January 15, 2006

By A. Scott Walton

swalton@ajc.com

Here’s one of those stories about a small-town girl making good. Real good, if you ask the Fashion Group International what they think of fledgling designer Christalle Bodiford.

A native of Dothan, Ala. (pop. 57,737), Bodiford represented American Intercontinental University- Buckhead in a nationwide student fashion design competition last month in New York, and she came away with the Fashion Group’s top prize.

Competing in the menswear category of the contest – themed “Your Mind’s Eye View” – Bodiford won a $2,500 scholarship. For the part-time pizzeria waitress, the money is more than she could hope to earn in many months’ worth of tips.

Fashion Group, which is the nation’s largest and most diverse networking organization for designers, publicists and retailers, also arranged for Bodiford to get acquainted with top designer Michael Kors.

Not bad for someone who took a circuitous route to pursuing her dream career.

“Originally, I was going to go to Auburn to study pharmaceutical sales,” said Bodiford, 23. “But then I ended up going to the Savannah College of Art and Design to study graphic design. Then, after 2 ½ years of studying that, I switched to fashion design. I decided to follow my heart rather than dollar signs.”

A passion for design is most evident in Bodiford’s work, said Mory Green, one of the senior’s professors at AIU.

“What makes her unique is the way she just knows how to handle fabrics,” Green said. “She was up against serious competition from the most prestigious New York schools like Parsons and FIT (Fashion Institute of Technology). But when we got there and I started taking a look at other students’ submissions, I began to think she had a pretty good chance.”

Competing students didn’t create actual garments. Instead, they were required to produce elaborate portfolios of their design concepts.

Bodiford devised a “Rock Proper” concept in which materials normally associated with prep school looks – such as tweed, pinstripes, wool felt – were rendered into garments with a sexually ambiguous, rebellious appeal. One item that Bodiford did design, cut and sew for demonstration purposes is a blousy hoodie made of plain and chalk-striped wool panels with stretch cotton sleeves.

“When we first approached the project, I told her I didn’t want to see anything that looked urban, and nothing like a three-piece suit,” Green said. “We went for a look that was androgynous and interchangeable; not too feminine, and not too macho, either.”

Though she’s most comfortable wearing sneakers, boyish shirts and jeans, Bodiford says she tends to design “girlie” womenswear in the vein of her industry role model, Betsey Johnson.

“When I design, I think about what isn’t out there, and then try to create it,” she said. “I try to be different, but not too over the top.”

Besting students from New York’s top fashion design schools has boosted Bodiford’s confidence. Hearing Kors describe the obstacles he overcame early in his career stiffened her resolve.

“He said he slept on the floor of his studio for two years, which I found amazing,” Bodiford said. “A lot of people say they want to go into fashion, but not everyone’s willing to give it their all and show they have the drive to make it. They expect things to be just handed to them. But it doesn’t work that way.”

Though she’s aware of the odds of achieving the same level of success as Kors and Johnson, Bodiford is optimistic about launching her career after graduating this spring.

“This has made me a big deal back home,” she said. “Not many people really leave Dothan. And when they do, they certainly don’t go to art school and become designers.”

R.I School Caters to Students With Big Casino Dreams
Gibbs College Offers A Timely Program in Gaming Operations

By Karen Florin

New London Day

3/7/06

Cranston, R.I. — Casinos constantly add new amenities — or “sizzle” — to keep customers interested.

A visitor’s first impression is made within 20 seconds of arrival.

Governments need money, and casinos pay taxes, so the casino industry is likely to grow.

If those ideas seem straight out of Casino 101, it’s because they came directly from Albert Ginchereau’s Monday-morning lecture in Introduction to the Casino Industry at Gibbs College.

“You’re in the right time in the right place with this business,” Ginchereau told a classroom full of aspiring casino managers. With legalized gambling in 38 states — and two of the world’s largest casinos just one state away in Connecticut — the students are training for careers in a booming industry.

Gibbs is offering the region’s first associate’s degree program specializing in gaming, and Ginchereau’s 18 students aspire to be casino managers, executives and even owners. The two-year business operations/casino concentration program consists of eight courses each in business and general education and seven courses in casino operations.

The school is installing a gaming lab with table games, cash cage, surveillance room and even a showy rug such as those found in most casinos. The students will visit the local casinos and industry executives will visit them at the school.

Though an internship is not required, Ginchereau, a graduate of the University of Nevada at Las Vegas with decades of casino and hotel experience, is encouraging the students to acquire experience along with their education.

On Monday, the class brainstormed the benefits of having an in-house food and beverage department operate casino restaurants versus contracting with a name-brand restaurant operator. The exercise was timely, since the Mashantucket Pequots announced last week that they had retained two outside companies to operate the food court and several other restaurants at Foxwoods Resort Casino.

A couple of the students already work, or have worked, at the Connecticut casinos. Dale F. Brown is a support analyst in Mohegan Sun’s information technology department. At 42, the Providence native has already had several careers, but has never received a college degree. As a member of the Narragansett Tribe, he dreams of someday being a casino owner. The tribe is pushing once again for a statewide referendum on the casino question. Brown said he thinks he has the vision and the passion to make his dream come true.

“It’s a no-brainer for me,” he said of the gaming program. “If I’m not going to take advantage of this, five years from now I’d say I missed an opportunity.”

Jennifer Rathbun, 27, of Woonsocket, R.I., worked in the bingo hall at Mohegan Sun before it closed, then became a dealer. Having left high school after ninth grade, the mother of two has been concentrating on her education in the past few years. She completed a General Educational

Development program and received a certificate in personal computing at Gibbs. Now she’s chasing a bigger goal.

“I would like to be a vice president of casino operations,” Rathbun said. “I’m going to work for Dale (Brown, the Narragansett student) if he becomes an owner.”

Tuition for the program is about $22,000, plus the cost of books and materials.

Gibbs College, once known as the Katharine Gibbs business school, is located in a 3-year-old building on a side street in Cranston. Four hundred and ninety students currently attend Gibbs, where the average age is 27. In addition to the casino-operation concentration, Gibbs offers business, technology, design, allied health and criminal justice programs.

College President Wynn Blanton thinks the Gibbs gaming program is ahead of the curve.

“We have two employers and thousands of Connecticut and Rhode Island residents who work there, but yet there wasn’t a program in this region that specifically addressed their needs,” he said.

Several area colleges offer coursework in hospitality. For example, Three Rivers Community College in Norwich offers an associate’s degree in hospitality with a “casino management option” that includes an introduction to casino management course. But Gibbs is the first local degree program to put the focus on gaming.

Joann Weber, senior vice president of human resources at Foxwoods, said she welcomes the addition of the new program.

“The casino industry is now ingrained in this area,” Weber said. “When you look at almost 20,000 people employed locally, and the education that is available to support that, there hasn’t been anything. I think this is a unique opportunity for people to learn about careers in this industry.”

Though casinos operate the same as other businesses on many levels, some aspects of running a gaming house are unique.

“Just finance alone, as it relates to the casino industry, is unique and different,” Weber said. “Understanding how you market the casinos and player development, all those types of things will be taught. Also, how do you design a gaming floor with slots and tables and determine your (minimum bet) denominations and how they all interconnect?”

Weber said it would be helpful for some Foxwoods employees to enroll in such a program and that tuition reimbursement is available.

Mitchell Etess, president and chief executive officer at Mohegan Sun, said he also thinks the program is a good idea.

“As the industry develops more, having that college degree is becoming more and more important in terms of advancing yourself and your career,” he said. “Obviously, any practical experience in the business makes you that much more desirable.”

HOMESTEAD

Autistic graduate prepares to take on life

WITH HELP FROM HIS MOTHER, AN AUTISTIC YOUNG MAN IS AN ARTIST AND A NEW COLLEGE GRADUATE

BY THERESA BRADLEY
April 23, 2006

tbradley@MiamiHerald.com

As a child, David Pedemonte-Forte couldn’t speak. He bit his arms until they bled and hit his head on the floor, table and walls.

His mother, Gloria Pedemonte, tried not to cry as she held him. “But at times, my tears would mix up with his blood,” she said.

This week, she sobbed for a different reason: Her son, first diagnosed with autism at age 5, graduated Friday from college with a bachelor’s degree and a dean’s special honor. He is 21.

Autism, a developmental disorder that impairs communication and social skills, affects one in 500 children – including more than 1,600 in Miami-Dade public schools. It can cause repetitive, intensely focused behavior, and is nearly four times more common in boys than girls.

Doctors have no cure for the condition, which shows varying degrees of severity, but with guidance some kids not only finish high school and college, but excel in their fields.

Pedemonte-Forte, now six-foot-five, studied computer animation hoping to someday work for DreamWorks, founded by Steven Spielberg. He memorizes characters’ dialogue, reciting lines as his favorite movies play on mute.

He especially likes anime, Japanese animation, and his room is lined with oil paintings he has done in that style. On his 12-inch iBook, he shows a visitor to the family’s Homestead house a 16-minute trailer he created for a film he hopes to make, Pastor Samurai Kappei, about a blue-haired, Native American Christian who travels to Japan to fight evil.

He has learned some Japanese, and said he hopes to marry a Japanese woman because she would be devoted to him like his mom and never leave. “The thing is, I may or may not be ready to be free from my family just yet,” he said.

Common perceptions about autistic children’s limitations are off target, says a mother involved in a budding national movement to gain respect for autistic kids.

“These descriptions of autistic children being empty shells with no emotions are really just a terrible stereotype,” said M. Evans, who lives near Dayton, Ohio. “Parents shouldn’t despair when they get the diagnosis. They should know their child can have a bright future.”

Pedemonte-Forte’s journey from mute tantrums to a college degree was without formal treatment: no psychiatrists, no therapy, no pills, his mother said.

She refused to let him be medicated or treated like a child, she said. ‘You keep telling them ‘Poor this, poor baby,’ and they become dependent. You have to set goals.”

So she forged her own prescription: tough love and patience.

“Every handicapped child has a potential, you just have to help them learn what it is,” she said. “No matter if you have to repeat it over and over a thousand times a day, it will sink in.”

When Pedemonte-Forte was born, the sky seemed the limit. He won baby beauty pageants and loved to draw, his mother recalled. But time passed and still, he did not speak.

In kindergarten, school officials said something serious was wrong: He had autism. In denial, Pedemonte pulled him from class.

“I’d never even heard of the word autism,” she said. “I thought they were crazy.”

Facing facts, she enrolled him again, determined to personally “get him out” of the disease by forcing him to do it on his own. In the special sign language that mother and son developed, the non-verbal boy would come to her and rub his belly to ask for food.

Of huge help were Pedemonte-Forte’s five brothers and sisters and three cousins, who lived with and supported his family as they moved from home to home across South Miami-Dade. The house was filled with constant company and noise.

He learned to mimic his siblings, doing math or making sandwiches. He still cooks his own breakfast and lunch.

In school, he aced special education classes at Biscayne Elementary, Cutler Ridge Middle and Coral Reef High. He danced the moonwalk in assembly, went to Disney World for Grad Night and hit the prom in a rented silver Jaguar. He’s never had a girlfriend: his older brothers were his prom dates.

High school can be crucial for autistic children: Social stressors can trigger anxiety or depression and can undermine progress made, said Nany Vivas, an autism support teacher for Miami-Dade schools.

But Pedemonte-Forte sailed through. He never understood he was different, he said, until one day in a special ed class at Coral Reef.

“There’s something wrong with my friends,” he recalled thinking about the other special students. ‘They’re acting a little bit weird. It finally clicked and made me realize, ‘I’m sorry, but I don’t want to end up like them. I want to be meant for more than this.’ “

In 2002, he enrolled at American Intercontinental University in Weston, taking summer sessions and graduating in just over three years.

Three days a week, his mother and siblings drove him 50 miles to school from Homestead, rising sometimes at 4:30 a.m. to beat rush hour. While he studied computers and art, Pedemonte waited in the student lounge so he knew she was near, she said.

On Friday, Pedemonte-Forte headed north again to walk in graduation ceremonies. Pedemonte packed a hand towel to mop her tears.

The milestone march, in black cap and gown, marked more than the end of an education.

“Maybe I don’t really need school to learn a little bit more,” the young man said. “I just want to be treated as I treat everyone else. And at the same time, I want to be loved as I love everyone else.”

Old school: Adults flock to degree programs

The Gazette, Colorado Springs, CO

April 17, 2006

Thirty-four-year-old Adria Lopour is living a dream.

And she has a prominent role in it.

So does her employer, Hewlett-Packard Co., where she manages 26 software-support engineers.

Rounding out the cast is Regis University’s School for Professional Studies, where she’s earning a master’s of business administration focusing on international business.

“I realized I needed a degree to help expand my career,” Lopour said. “This MBA will give me portable skills.”

Lopour has been able to keep her full-time job, attend college and maintain a busy life that includes two daughters and various activities, because her employer and her school have made it less of a hassle for her to achieve her dream.

“The hours are convenient and the classroom is full of experienced adults in a career or making a career change,” Lopour said. “It’s definitely been worth it.”

Postsecondary schools have learned that catering to working adults attracts a growing market segment _ nontraditional students, defined as ages 25 to 64, who want a degree for reasons that include earning more money, advancing professionally, experiencing personal growth or finishing a path they started years ago.

Students 25 years of age and older constitute nearly half of the new and returning student population, according to The Association for Nontraditional Students in Higher Education. And the number of students age 35 and older in degree-granting institutions has soared from about 823,000 in 1970 to an estimated 2.9 million in 2001, according to the National Center for Education Statistics.

The desire to make a lifestyle change is often a motivating factor for going back to school.

“I’ve wanted to do this for some time, but waited for my children to grow up and leave home,” said Connie Baker, a 46-year-old who will complete an associate’s degree in business administration this fall at Pikes Peak Community College in Colorado Springs, Colo.

“I want to improve my marketability and my income status,” she said. “The classes are expanding my vision and getting me out of my mental box.”

Many adults are surprised at how much they like their student status.

“This experience has made me realize that I want to continue my education with an advanced degree,” said Chris Brewer, a 37-year-old Webmaster and systems analyst who will earn his bachelor’s degree in business in May from the University of Colorado at Colorado Springs.

Penny Boggis, a technical-management undergraduate at DeVry University, didn’t think she’d like going back to school after a 30-year hiatus.

“As a teenager, I didn’t like school. I like it now _ it’s relevant to my life,” said Boggis, a military-personnel flight superintendent at Schriever Air Force Base in Colorado.

Some employers are willing to help pay the bill. In 2001, 75 percent of employed adults ages 25 to 64 who participated in adult education received employer financial support, according to the National Center for Education Statistics. Support included payment or reimbursement for part of or all expenses, such as tuition, fees, books and time off for classes.

Chief Master Sgt. Cari Kent, commandant of the Noncommissioned Officers Academy at Peterson Air Force Base, receives assistance through the military to attend the University of Phoenix. Earning a bachelor’s in business management isn’t about moving up the ranks for Kent; after 23 years of military service she’s attained the highest rank she can.

“The degree adds credibility to what I do,” she said, “and those credentials are important. What I’m learning at school mirrors what I’m teaching at work. It allows me to do my job better.”

Schools make it as convenient as possible for nontraditional students to fit education into their schedules. Phil Maes, a 40-year-old Colorado Christian University student graduating in May with a bachelor’s in human-resource management, said he appreciates the accelerated programs and flexible hours.

“Courses are completed in five weeks, and a lot of the homework and discussion is online,” said Maes, who is retiring in six months from Air Force service.

Glori Gifford, a 34-year-old tax preparer with five children and a husband, thought getting a degree would be impossible. She’ll graduate from Blair College this month with an associate’s degree in business-administration management.

“I’d been a stay-at-home mom with odds-and-ends jobs. I didn’t feel like I was going anywhere. Now everything’s geared around my college education, with my husband and I hoping to start our own business,” she said.

Rick Barstad, who completed a bachelor’s degree in business administration from Colorado Technical University in March, said he was glad to be able to earn an undergraduate degree in two years.

“Every instructor understands your schedule and is accommodating,” said Barstad, a 34-year-old mechanic who plans to enter the business world in the area of logistics.

“You can’t get anywhere without a degree these days.”

The Patriot Ledger (Quincy, Mass.)

LEARN TO EARN; This job market can be a sure bet; Rhode Island school gets people ready to work in casinos

Ryan Menard

March 11, 2006

It’s a sure bet: if gambling is your game, there is a job waiting for you. And now, a college degree program, too.

Taking advantage of a booming industry, Gibbs College in Cranston, R.I., has launched an associate’s degree program in casino operations. Students can earn a degree in as little as 18 months.

Wynn Blanton, president of Gibbs, says that the degree gives students an advantage few entering the industry have.

“There seems to be a tremendous amount of interest in the gaming industry,” Blanton said. “Certainly, there’s a need for trained personnel.”

The U.S. Department of Labor agrees. “With demand for gaming showing no sign of waning, employment in gaming services occupations is projected to grow faster than the average for all occupations through 2012,” the Bureau of Labor Statistics predicts. The bureau expects to see the number of jobs in casinos increase by 21 to 35 percent in the next five years. Gibbs’ program is the first of its kind in the region. The University of Massachusetts offers an online certificate program in casino operations but Gibbs students get hands-on training and a background in business practices.

Students learn every facet of the trade, from the various games to managing tables to security and human resources, all at the school’s interactive casino lab.

The lab area is a model of a casino and features game tables, a cash “cage” exchange area, a security and surveillance room, and a finance area. In the classroom, students learn casino skills from industry veterans.

In addition to casino-oriented courses, the school also requires that students advance through core courses required of all business students. “The reason we started the program in that format is it gives us the opportunity to give a number of possibilities,” Blanton said.

Although graduates would most likely start out working in entry- level jobs, the opportunity to advance is great, Blanton said.

“They may still start at the tables, but will have a fast career track,” he said. “Much of the management start out as dealers at tables and find a career track and move their way up.”

With the debate about allowing slot machines at the four race tracks in Massachusetts still raging at the State House, the Rhode Island college has avoided taking sides. “We are apolitical,” Blanton said. The growth in jobs will come from the other legal gambling opportunities in New England, namely the two casinos in Connecticut. “Locally, we have Foxwoods and Mohegan Sun, and it’s a very reasonable commute,” he said.

The casino operations program began in January.. The school is accepting applications for upcoming semesters.

Although it is technically a two-year program, the school offers the option of getting a degree in 18 months.

For students interested in pursuing a degree in casino operations, the commute to Gibbs is about 45 miles one way from Quincy and Brockton, and 57 miles from Plymouth.

MORE INFO

WHAT: Business operations with a concentration in casino operations.

WHERE: Gibbs College, 85 Garfield Ave., Cranston, R.I. WHEN: First semester began in January; applications are being accepted on a rolling basis.

Future chefs put their food to the test

Michelle M. Martinez

San Antonio Express-News Staff Writer
03/27/2006

Steven Rutledge, a culinary student from Houston, pushed paper-thin sheets of corn pastry into a muffin pan so that the corners stuck up like tissue peeking out of a gift bag.

In a kitchen next door, Dallas student Benjamin Merritt cut dough for a goat cheese dumpling into small pieces and dimpled them with a fork. And Carolyn Bream, in a kitchen down the hall, bent over a pile of leeks and cut them with the precision of a surgeon.

“You actually caught me when I have to do the most intricate thing,” said Bream, a student at the Texas Culinary Academy in Austin.

The three culinary students competed against each other in the sixth annual Stephan Pyles Culinary Scholarship Cook-off, which was held over the weekend at St. Philip’s College. The prize was a $15,000 scholarship for the person who was able to prepare a three-course meal that was the most pleasing to the palate.

The competition was open to students across the state. One St. Philip’s student applied but was not selected as a finalist.

Pyles, owner of a Dallas restaurant bearing his name and considered a pioneer of Southwestern cuisine, was one of the contest’s four judges.

“It’s really Texas’ opportunity to promote the culinary arts in terms of up-and-coming stars,” said Pyles, a native Texan from Big Spring.

Bream hopes to be one of those up-and-coming stars. She aspires to have her own show on the Food Network one day. Rutledge, a student at the Art Institute of Houston, wants to own his own restaurant. And Merritt, who will graduate from Art Institute of Dallas today, hopes to open a restaurant that serves Southwestern cuisine.

This is the first year the event, sponsored by the Wine and Food Foundation of Texas, has been held outside Austin. The organization decided the cook-off should rotate among the state’s largest cities. St. Philip’s has a culinary arts program, which allowed it to host the event.

“We are statewide, and we want to start reflecting that with our projects,” said Rebecca Robinson, executive director of the foundation. “For our first year out of town, we decided to do San Antonio because it was the closest.”

The foundation, based in Austin, supports wine and food education through events such as the culinary competition and by providing grants for related projects.

Thirteen culinary students applied for the competition.

Pyles selected the three finalists based on the creativity, clarity and balance of the menus they submitted. All applicants were given the same list of food from which to create menus.

The three finalists began cooking at noon Saturday. Over the weekend, they worked on dishes that included chipotle-infused chicken consommé, crème brûlée served in phyllo cups with fresh fruit, and poached oyster and goat cheese gnocchi, or dumplings.

The cooks were familiar with their recipes. Merritt practiced his three-course menu five times. He said the prize money, which must go toward the winner’s culinary education, would help pay off his student loans, if he won.

Rutledge practiced his entire menu a few times. He’s only about six months into a nearly two-year program at the Art Institute of Houston and needs the money “like you couldn’t believe.”

But in the end, it was Bream’s cooking that most charmed the judges’ taste buds. She was stunned after learning she was the winner Sunday.

“I can’t believe it,” she said.

Then she bounced with abandon like a child on a trampoline, perhaps with sweet thoughts of the Food Network on her mind.

Los Angeles Times

READERS RECOMMEND; Portland chefs’ school gets high marks

April 9, 2006

“We spent three days touring Portland, Ore., and had a wonderful five-course lunch at the Western Culinary Institute, a restaurant that also serves as a school. The food is prepared and served by the students. It was delightful, and the food was delicious and presented in a lovely way. It is open Tuesdays through Fridays, and reservations are recommended.”

Western Culinary Institute, 921 Morrison St., Portland, OR 97205; (503) 294-9770, www.wci.edu . Three-course lunch, $10.95; five-course lunch, $14.95; five-course dinner, $24.95.

Career schools - a no-frills path to a job

BY BRIAN NEWSOME

April 17, 2006

The Gazette

Ah, college life. Students studying on the manicured lawns of stately campuses. High school graduates leaving the nest for dorm days on their own.

Pizza-stained textbooks and intramural sports. Freshman classes on world religions or 18thcentury writers.

It’s a stereotype glamorized by Hollywood and lived out daily at hundreds of colleges and universities.

It’s also one that leaves out thousands of students who view higher education as a no-frills means to a good-paying career. For many, traditional colleges are an impractical and costly way to learn.

These students, often older than the recent high school graduate and uninterested in campus life, have fueled a growing demand for private, profit-making colleges, locally and nationally. Here, skills-driven classes trump traditional academic notions of research and theory. And time spent with families or on the job is more valuable than time spent in a student union building or wading through coursework unrelated to their careers.

“We’re a business operation, but our business is education, and we try to focus more on dealing with them (students) as a consumer and a customer,” said Larry M. Jackson, president of Colorado Springs’ 500-student Blair College. Blair is one of 131 schools owned by Corinthian Colleges.

Enrollment in degree-granting proprietary schools, or career colleges, increased 91 percent from 1998 to 2003, according to U.S. Department of Education statistics compiled by the Career College Association. Growth has since slowed, but proprietary school officials say it remains steady.

Their influence has reached Capitol Hill. Last month, the House of Representatives passed its version of a bill that reauthorizes the Higher Education Act, which determines funding, rules and definitions for postsecondary institutions and federal student aid programs.

The new bill modifies the legal definition of colleges and institutions to lessen the distinctions between for-profit schools and their traditional counterparts, said Nancy Broff, general counsel of the Career College Association.

The bill also gives for-profit schools access to more federal funding than before, she said.

Although the Senate must also approve a reauthorization bill and changes could be made, Broff said House approval symbolizes a growing recognition of the influence of proprietary schools in higher education.

College is expensive even without profit margins. Nationally, the average cost of college tuition and fees this year ranged from $2,200 at community colleges to $5,500 at four-year public schools, according to statistics compiled by the College Board, a nonprofit higher education membership group.

Still, students at proprietary schools have shown they are willing to pay more per credit hour than they would in most public schools. Why? For small classes, job placement help, flexible schedules, and an education that focuses on applying skills to the job, school officials say

Corinthian Colleges, for example, offers lifetime job placement services at its U.S. campuses or Canada, even years after a student graduates, said Jackson, of Blair College.

Proprietary college students typically commute to school, take classes part-time, juggle school with family and career obligations, or decide to pursue an education or career change later in life.

In some cases, students didn’t have the grades or test scores to go to college right out of high school. Many are minorities or single mothers. Some are high school graduates who just want to finish a four-year degree in four years. The average time students take to finish a four-year degree at public institutions is now six years, said Darren W. Adamson, vice president and campus director of Colorado and Wyoming campuses for the University of Phoenix. The University of Phoenix is a publicly traded company.

Rick Barstad, a diesel mechanic, graduated from Colorado Technical University a week ago with a bachelor’s degree in business management logistics. He plans to return in the fall to work on his master’s degree and maybe a doctorate.

After spending his early postgraduate years in the Army, he didn’t want to sit in a class full of students who had just finished high school. Students and instructors brought on-the-job experience to class discussions.

“They hire people that have been out in the market, so they bring real-world experience to the education,” he said. His English teacher, for example, was a technical writer with a business background.

Generally, proprietary schools are regionally or nationally accredited by organizations that answer to the U.S. Department of Education, in some cases the same accrediting bodies that oversee public institutions. They offer mostly programs in technology, business and medicine.

Their degrees are tailored with jobs in mind and focus more on skills than concepts, and often the curriculum is based on input from employer advisory boards.

Cecil Horst, president of DeVry University of Colorado, explains it like this: A business class at a public school might call for students to create a marketing plan from a concept described in a textbook. At DeVry, an instructor may assign a marketing plan based on experience from his or her own company, or allow students to tackle a plan for the company where they work.

“They (traditional schools) don’t teach skills, and that’s really the difference,” said Don Jenkins, director of education for the Colorado Springs campus of Remington College. The national company has 21 campuses and about 10,000 students.

Barstad recalled his psychology class, one of his general requirements. It focused on human wants and needs and how to use psychology to motivate employees.

“Who cares about Pavlov’s dogs? You’re not going to teach your people to slobber when you show them food.”

The Sacramento Bee

TASTE

Young pastry chefs are eager to serve area’s sweet tooth

Bob Sylva Bee Staff Writer

March 22, 2006

Sacramento has a serious sweet tooth. Fortunately, it has enjoyed its share of the pie when it comes to a talented supply of pastry and dessert chefs.

An established generation of fine dessert-pastry chefs in the Sacramento area includes Barbara Silva at Silva’s Sheldon Inn, Edie Stewart at The Waterboy, Michael Bennett at Bennett’s Bread & Pastries and the ever-popular Ettore Ravazzolo of Ettore’s.

Making desserts is no piece of cake. It requires the flair of a costume designer and the meticulousness of a vascular surgeon. Asked the recipe for sweet success, Marlene Goetzeler of Freeport Bakery says, “Good ingredients, consistency, creativity.”

Stephen Durfee is a pastry chef instructor at the Culinary Institute of America at Greystone in St. Helena. Asked about taste trends in desserts, he says, “Anything with chocolate is going to be popular. But pastry follows cooking trends in general. So, we’re seeing more focus on ethnic cuisines, less attention on traditional French and Italian (pastry).”

Furthermore, he notes, “You’ll also see desserts that are lighter, with smaller portions. Things like dessert tapas or a chocolate sampler.”

Another trend, says Durfee, is the unprecedented enrollment of women, who are dominating the pastry program. Some classes are all women. He explains, “I think more women are interested in cooking professionally. Women are attracted to pastry. It’s more artistic. You can get into the industry quicker. And, unlike the line,” he laughs, “it’s not so hot!”

Here are four, up-and-coming dessert chefs in the Sacramento area worth a nibble.

Rachel Purse, Town Lounge

Despite her youth, Purse, 20, has been around restaurants all of her life, beginning with her grandparents, who owned a small restaurant. She took culinary classes at Granite Bay High School, and consults from her fat collection of cookbooks.

She first learned to make desserts from Mark A. Liberman at Cascades. Now she bakes at Town Lounge in Roseville, under the direction of chef Ken Smith. A Town favorite is Purse’s molten chocolate cake. Purse, unusual in the industry, not only makes and plates desserts, but also serves them. Seemingly laboring day and night, she’s also a polished waiter at Town Lounge.

She’s not complaining. “I can’t ever leave the kitchen,” exclaims Purse. “It’s in my blood. Chocolate runs in my veins.”

Carissa Callison, Slocum House

Callison, 31, grew up in Carmichael. She loved to bake as a girl, but never considered food a “serious” career choice. So, she graduated from the University of Oregon with a degree in political science.

Big mistake. She should have heeded her father’s advice. “My father always told me, ‘Life is too short. Do what you’re passionate about!’ I love making food. I love making things look pretty.”

After eight years in a financial career, she switched gears and enrolled in the California Culinary Academy. She immediately got a job with Norwegian Cruise Lines. Now, she’s at Slocum House in Fair Oaks, where her most inventive dessert is a chocolate “bento box.”

Father knows best. She’s happier now.

“It’s wonderful,” says Callison. “I can’t believe I’m getting paid to do this. To share my excitement for food. It’s very satisfying.”

Kristina Etchieson, 55 Degrees

Etchieson, 26 grew up in Richmond. Like Callison, she, too, as a girl, had sprinkles in her eyes, flour on her face. But she never took baking seriously. At UC Berkeley, she majored in anthropology and public health; worked a tasteless job at Bayer.

In June, she graduated from the California Culinary Academy. Of her 30 classmates, 27 were women. Now, at 55 Degrees in Sacramento, she’s a pastry chef in training, under the tutelage of chef Luc Dendievel. She makes a lineup of desserts, both for the restaurant and its lobby cafe. The house favorite is a “White Lady,” a hot fudge sundae made with homemade ice cream.

Grinding ice cream is no picnic.

“I think having these experiences will help me be a better pastry chef,” says Etchieson. “My dream is to open up my own bake shop someday.”

Bruno Caccia, The Kitchen

Caccia, 32, is a native of Lima, Peru. His Italian grandparents immigrated to South America after World War II. He went to culinary school, both in Lima and at Achille Grandi in Milan, Italy. He came to Sacramento in 1997, to work at Cafe Vinoteca. His plan was to perfect his English, and then cast away on a cruise ship.

Instead, he fell in love. And stayed.

Today, he makes desserts at The Kitchen and an array of breads, pizzas, pastries, even gelati, for Selland’s Market, both in Sacramento. “I love to do tarts,” he says. “Simple is best. Like a ricotta tart or a lemon tart.”

Caccia and his wife, Melissa, a catering manager at a Holiday Inn, have two daughters, Francesca, 4, and Josephine, 1, (“JoJo”). “She loves to make gnocchi,” Caccia says of Francesca. “And she recently made her first pizza. She was so excited.”

Caccia is enthralled, too.

“I love Sacramento,” he says. “There are a lot of opportunities here. People are great.”

The Bee’s Bob Sylva can be reached at (916) 321-1135 or bsylva@sacbee.com

Food & Beverage Close-Up

Le Cordon Bleu Schools Garner Top Honors at Disney Pastry Competition

March 2, 2006

Le Cordon Bleu Schools North America announced that teams from two of its culinary schools received Gold and Silver awards in the “Sweetest Pastry Competition On Earth” at Walt Disney World Resort in Orlando.

As the only school competing that did not have its own baking and patisserie program, the first-place students from Le Cordon Bleu Atlanta used their real-world training and expertise to rise above the competition, so to speak, and receive standing ovations at each dessert presentation. Under the guidance of pastry instructor Chef Albert J. DiFonzo, Atlanta students Cynthia Krohn and James Bara won the gold.

Chef Doug Basegio led California Culinary Academy students Naomi Okemoto-Davis and Shawn Williams to a silver finish.

“The performance of the Le Cordon Bleu Schools North America was outstanding and we congratulate the winners,” says Walt Disney World Master Pastry Chef Erich Herbitschek. “The judges were impressed with the skill level and dedication of each of the four teams.”

A panel comprised of seven Walt Disney World Resort chefs evaluated each team on its creations’ taste, artistry, implementation of theme and overall presentation. The winning team was awarded a partial scholarship prize of $6,500 for each student, as well the opportunity to interview for a post-graduate culinary internship at the Walt Disney World Resorts.

Walt Disney Resort hosted the student culinary contest as part of its annual Epcot International Food and Wine Festival.

Two additional Le Cordon Bleu Schools North America programs, Pennsylvania Culinary Institute and Orlando Culinary Academy, competed as well. Chef Jeff Ward of Pennsylvania Culinary Institute coached Sarah Ries and Elizabeth King. Orlando Culinary Academy was represented by instructor Chef Joseph Ralph and students Kevin Lyman and Katherine King.

Comments on this story may be sent to newsdesk@closeupmedia.com

TCA student wins Wine & Food Foundation grant

Austin Business Journal - April 5, 2006

An Austinite and first-year culinary student has walked away with a $15,000 scholarship, thanks to her cooking talent.

The Wine & Food Foundation of Texas recently named Carolyn Bream of the Texas Culinary Academy in Austin as its sixth annual $15,000 Stephan Pyles Culinary Scholarship winner.

Bream beat out two other chefs in a statewide “Iron Chef” style cook-off on March 26 at St. Philip’s College in San Antonio.

Traditionally held in Austin, this year’s competition took place in San Antonio for the first time. In future years it will be rotated throughout major Texas cities to better reflect the competition’s statewide nature, according to the foundation.

The three student finalists battled over a weekend to prepare and present a three-course meal they invented using a pre-determined basket of Texas ingredients, including items such as lamb, oysters and okra.

“I just can’t believe it. This is a dream come true,” says Bream, who has a bachelor’s degree in theater and dance. She aspires to eventually combine her two passions of food and performance into her own cooking show.

As winner, Bream will receive a $15,000 check to the Texas Culinary Academy to help cover her tuition. In addition, she will be given the opportunity to travel with Chef Pyles to a celebrity fundraiser in California this September.

She will also assist Pyles with the foundation’s Stephan Pyles Celebrity Chef Dinner on November 5 at Pyles’ new flagship restaurant named Stephan Pyles, in Dallas. This dinner funds the scholarship each year.

CIO of Career Education Corporation, Mark H. Griesbaum, Named by Computerworld as a 2006 Premier 100 IT Leader; Award recognizes executives who show exemplary technology leadership in resolving pressing business issues

Hoffman Estates, IL (January 11, 2005) – Career Education Corporation (Nasdaq: CECO) today announced that Mark H. Griesbaum, the company’s chief information officer, was named by Computerworld , IDG’s “Voice of IT Management,” as a Premier 100 IT Leader for 2006.  Griesbaum and other honorees will be recognized at a special ceremony during Computerworld’s Premier 100 IT Leaders Conference, March 5-7, 2006 at the JW Marriott Desert Springs Resort in Palm Desert, California.

“This honor reflects Mark’s outstanding work in leading CEC’s information technology efforts and supporting our mission of providing access to a high quality education,” said John Larson, Career Education Corporation’s chairman and chief executive officer. “Serving the technology needs of our students, faculty and staff across the world creates many unique and complex IT challenges. We are a company deeply committed to learning and information sharing, and Mark has used his outstanding vision and creativity to ensure that we meet those commitments every day.”

CEC has an IT staff of 94 professionals. Griesbaum ensures that a close working relationship exists between his staff and administrators at the company’s more than 80 schools around the world. His group put in place the company’s unified global technology infrastructure and a suite of common business applications with CEC’s existing schools, and created a framework to integrate new acquisitions and start up schools into the company’s system. In unifying the diverse campuses, increasing the efficiency of the system and the effectiveness of communications throughout the company, this strategy has allowed each school’s faculty and staff to spend their time on the core mission of the company, delivering a high-quality education to each and every student.

“A number of challenges ranging from business continuity to security and outsourcing have redefined the traditional IT executive’s role,” said Don Tennant, editor in chief, Computerworld. “Mark Griesbaum, along with all our honorees, has demonstrated how technology can be used effectively, and often times creatively, to positively impact their organizations for the long term.”

Griesbaum was selected to Premier 100 from nearly 500 nominees who were measured against Computerworld’s IT Leadership Index, a set of characteristics that describes executives who guide the effective use of IT in their organizations, and evaluated by the editors and by an external panel of outside judges.

“It is an honor to be named a Premier 100 IT Leader,” said Griesbaum. “This award is a credit to my team and to the outstanding contributions they have delivered in establishing CEC as a pioneer and industry-leader in the education sector.”

Blish.com Offers Innovative Online Marketplace for Digital Content

Career Education Corporation Subsidiary Adds New Dimension To Company’s Online

Offerings

Posted on Forbes.com, Marketwatch.com, Internet Retailer

March 1, 2006

HOFFMAN ESTATES, III., Mar 01, 2006 — JDV Online, part of the New Initiatives Group of Career Education Corporation (NASDAQ:CECO), announced today that it has launched Blish.com, an exciting new fully digital marketplace aimed at bringing together buyers and sellers of digital content.

Leveraging the digital enterprise model and the growing micro-commerce market, two of the most explosive drivers in e-commerce today, Blish adds new innovation to successful models such as Apple’s iTunes and Amazon — which collectively rewrote the rules for the online sale of music and books. Utilizing Blish’s powerful and easy-to-use portal, owners of digital content post their content for sale in real time, control the price for each item, and collect royalties from sales automatically.

“Blish answers the most critical need in today’s digital economy,” explains Nick Fluge, Chief Visionary Officer of Career Education Corporation (CEC), “by connecting purchase-minded consumers to one of the richest and least utilized resources - the hundreds of millions of fully produced digital assets currently not offered for sale.”

Blish is a comprehensive online marketplace that enables customers to quickly find and immediately purchase a wide variety of digital content products such as full ebooks, as well as by individual chapters; technical manuals and analysis; legal forms; sound loops; music tracks; digital maps; software and video. In all more than 70,000 digital products are currently offered in the Blish marketplace. Soon, Blish will include audio books, computer games, 3D modeling, motivational seminars, academic lectures, woodworking plans, and PDA applications. A true online marketplace, Blish.com also supports content creators who wish to monetize their work.

Blish’s early strategic partners include: Adobe Systems (NASDAQ:ADBE)- a leading digital rights management solution providing Blish with secure ebook fulfillment; Pearson Prentice Hall (NYSE:PSO)- providing an innovative, chapter-based ebook format across some of their most popular titles, including Financial Times-Prentice Hall, Peachpit Press, Que, and Wharton School Publishing imprints; ElementK - an e-learning provider specializing in software tutorials; Lightning Source - one of the largest consolidators and distributors of secure ebooks in the world; Mercado Software - a powerful merchandising and e-commerce search solution; Maps.com - a leading provider of vector-based mapping images of city, state, county, airports, and countries; and US Legal Forms - offering thousands of professionally-developed legal forms.

The site’s intentions are not modest. Blish aims to establish itself as the default source for consumers when they look to purchase any kind of digital content, attracting millions of customers to the site each month. “We see Blish as the destination site for digital purchases, one day offering access to millions of fully searchable digital assets,” explains Career Education Corporation’s Chairman and Chief Executive Officer, John Larson. “Like eBay, Blish will provide ease of use, affordability, and accessibility to a vast array of content that has never before been available to the average consumer.”

Chicago Tribune

Career Education sees halt to probe Announcement spurs 13.7% share price gain

April 6, 2006

Career Education Corp. said Wednesday that the Securities and Exchange Commission staff will recommend ending an investigation into claims the company overstated enrollment and revenue.

The announcement boosted the company’s shares, which jumped $5.04, or 13.7 percent, to $41.70, on the Nasdaq stock market. It was the largest increase since Jan. 29, 2003.

The Midwest regional office of the SEC, which began the investigation in June 2004, will ask the full commission not to take enforcement action, the Hoffman Estates-based company said in a statement. Career Education spokeswoman Lynne Baker and SEC spokesman Mike Gonzalez declined to comment.

Although the decision to end the probe without enforcement action isn’t final, the SEC generally follows the recommendations of its staff.

The investigation began after shareholders and former employees accused Career Education of inflating attendance to get financial aid and improperly calculating reserves to cover debts.

Career Education’s efforts to resolve its regulatory problems are “beginning to bear fruit,” Harris Nesbitt Corp. analyst Jeffrey Silber wrote in a note to clients Wednesday.

A California administrative judge ruled for the company in a dispute with state education officials stemming from allegations it misled prospective students about career opportunities, Career Education said last month.

Also last month, a federal court in Illinois dismissed a complaint by shareholders who said the company faked financial statements and student records to obtain aid.

Steve Bostic, a member of the shareholder campaign to unseat Career Education’s management, said the company needs to convince the Education Department, the Justice Department and accrediting bodies that it provides a good education.

Bostic, who said he owns about 1 percent of Career Education’s shares, said he will offer a rival three-person slate of directors at the company’s annual meeting next month if new management isn’t put in place.

Although the company still faces hurdles, Lehman Brothers analyst Gary Bisbee said, the recent decisions indicate Career Education is logging its first “real, significant progress on the legal/regulatory front.”

Bisbee contends the risk remains small that any investigations would result in a material blow to the company’s operations or finances.

Matthew Litfin, an analyst with William Blair & Co., recently upgraded the stock to “market perform” from “underperform,” though he agreed with Career Education’s previous characterizations that it remains a company in transition.

“It still could be several more quarters before we see a meaningful rebound in financial performance, and important regulatory issues remain unresolved,” Litfin wrote in a research note Wednesday.

Career Education, the nation’s second-largest chain of for-profit colleges, operates Le Cordon Bleu College of Culinary Arts, Gibbs College, Sanford-Brown Institute and American InterContinental University.

Career Education Hits New 52-Week High

Career Education Hits Fresh 52-Week High After Analyst Upgrade Citing Favorable

Regulatory Actions

April 5, 2006

NEW YORK (AP) — Shares of Career Education Corp., which owns and operates postsecondary learning institutions, climbed to a fresh 52-week high Wednesday after an analyst upgraded the stock citing recent favorable regulatory actions and the company’s continued efforts to increase enrollment.

On Wednesday, the Hoffman Estates, Ill.-based company said a branch of the Securities and Exchange Commission was expected to recommend that its investigation of the company’s alleged violations of securities laws be dismissed.

Shares were also boosted by a U.S. District Court’s dismissal of a securities class action lawsuit against the company and a ruling from a trial judge, who said a California regulatory agency improperly sanctioned the company’s Brooks Institute of Photography when it placed it on a conditional approval to operate.

William Blair & Co. analyst Matthew Litfin said the regulatory matters have driven “positive change to its operations, educational offerings, management team additions and corporate culture.”

“The three recent positive announcements show these changes are satisfying multiple regulatory bodies, or that there was little justification to the allegations in the first place,” Litfin said.

Litfin also said the company is rolling out a new program expected to increase enrollment, where students can complete degrees by combining online and on-campus courses, beginning this year.

Litfin upgraded the stock to “Market Perform” from “Underperform” and expects fiscal 2006 earnings per share of $2.30.

Shares of Career Education climbed $5.01, or 14 percent, to $41.67 in afternoon trading on the Nasdaq, after hitting a fresh 52-week high of $42.21 earlier in the session. Previously, the stock had traded in a 52-week range of $28.73 to $41.50.

Dow Jones News Service

Career Education Corp Adopts Additional Measures To Strengthen Corporate Governance; Directors Vote To Declassify Bd And Enable Stockholders To Call A Special Meeting; Adopt Majority Vote Standard For Election Of Directors

February 2, 2006

HOFFMAN ESTATES, Ill. (Dow Jones)—Career Education Corp. (CECO) proposed to declassify its board and to allow shareholders to call a special meeting with two-thirds affirmative vote, and the company’s shareholders will vote on both proposals at the May annual meeting.

Under the proposed changes, directors will be required to run for re-election every year beginning with the 2006 proxy season. Directors from the prior two years’ classes will serve out their remaining terms.

In addition, the company’s board amended its by-laws and adopted a majority vote policy for directors, requiring each director to receive a majority of votes cast to be elected in uncontested elections.

In a press release Thursday, Career Education, one of the nation’s largest operators of for-profit colleges, said these new measures are in addition to a series of corporate governance enhancements put in place in the past year, such as the dropping of a poison pill and the naming of two independent directors.

Career Education has been involved in a proxy fight brought on by a big shareholder, Steve Bostic, since last May after he complained his stockholdings had lost tens of millions of dollars in value. At the time, Bostic, an entrepreneur, owned about 1% of Career Education.

In December, Bostic renewed his assault on the company’s management, calling for the chief executive, chief financial officer and two directors to resign, citing unmet corporate governance changes and a threat to one school’s accreditation.

Reuters News

Career Education profit up on higher enrollment

February 15, 2006

NEW YORK, Feb 15 (Reuters) - For-profit education company Career Education Corp. on Wednesday said quarterly net profit rose 12 percent, helped by higher student enrollment and a lower tax rate, compared with a year ago when it took a charge related to increasing its reserve for accounts receivable it doubted would get paid.

The company, under pressure from a dissident shareholder who proposed to elect three new directors for its board, also said the board approved the repurchase of up to $300 million in its common shares.

Net income for the fourth quarter was $70.3 million, or 70 cents per share, compared with $62.9 million, or 60 cents per share, a year ago.

The company, which operates the virtual university campuses American InterContinental University (AIU) and Colorado Technical University, as well as some 80 college and university campuses, said the reduction in its tax rate, from 38.3 percent to 37.4 percent, boosted the quarter’s results by 3 cents per share.

Analysts on average were expecting the Hoffman Estates, Illinois-based company to earn 67 cents per share, according to Reuters Estimates.

Total revenue rose about 8 percent to $529.2 million from $491.1 million a year ago, fueled by an 8-percent increase in student population from Oct. 2004 to Oct. 2005, the company said.

For 2006, the company said it expects revenue to increase 10 percent from 2005, and earnings per share, excluding stock option expenses anticipated at $17 million to $18 million, to rise 10 percent to 12 percent.

Dissident shareholder Steve Bostic, in a letter to management last week, outlined his concern with several problems facing the company, including the probationary status of AIU’s accreditation and the stock’s valuation.

Career Education shares rose 4 cents, or 0.1 percent, to $34.55 afterhours on the Inet electronic brokerage from their Nasdaq close at $34.51.